FOR IMMEDIATE RELEASE

Nastech Announces Second Quarter 2007 Financial Results

Bothell, Wash., August 8, 2007 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the three- and six-month periods ended June 30, 2007.

Revenue for the three months ended June 30, 2007 was $4.9 million, compared to $11.4 million for the three months ended June 30, 2006. The 2006 period included revenue of $10.8 million related to our Parathyroid Hormone (PTH1-34) nasal spray collaboration with Procter & Gamble Pharmaceuticals, Inc. (“P&G”), including a $7.0 million milestone payment. Revenue for the six months ended June 30, 2007 was $9.9 million, compared to $18.1 million for the six months ended June 30, 2006. The 2007 period included receipt and recognition of a $2.0 million payment from QOL Medical LLC related to the June 2007 issuance of a patent by the U.S. Patent and Trademark Office for Nascobal® nasal spray. Additional revenue was recognized related to our collaboration agreement with P&G, revenue from our other agreements including Novo Nordisk A/S and Amylin Pharmaceuticals, Inc. and approximately $0.2 million in Nascobal® product revenue. The prior year six month period included recognition of approximately $3.7 million in previously deferred revenue from Merck & Co., Inc. related to our PYY(3-36) obesity program, as well as reimbursement revenue related to our development agreement with P&G, revenue from other agreements and approximately $0.6 million in Nascobal® revenue.

Net loss for the current quarter was $12.4 million, or $0.50 per share, as compared to a net loss of $0.6 million, or $0.03 per share for the prior year period. The net loss for the six months ended June 30, 2007 was $23.9 million or $0.97 per share, as compared to $8.4 million, or $0.40 per share, for the prior year period. The increase in the net loss from the prior year periods is due to a combination of lower revenue and higher spending due to increased clinical activities, headcount growth, and expenses related to research and development projects. The net loss for the prior year six month period includes a cumulative benefit from the accounting change of adopting SFAS123(R) in January 2006 of approximately $0.3 million reflecting the net cumulative impact of estimating future forfeitures in the determination of period expense for restricted stock awards, rather than recording forfeitures when they occur as permitted prior to 2006.

Research and development expenses for the current quarter increased $4.0 million to approximately $12.8 million as compared to the prior year period and increased $5.1 million to $25.6 million for the six months ended June 30, 2007 from the prior year period. This year-to-date net increase reflects an actual increase of approximately $9.2 million in R&D expenditures, primarily due to increases in clinical activities, the number of research and development employees and related infrastructure costs. The prior year six month period included a $4.1 million charge due to in-process R&D expenses related to our acquisition of RNAi intellectual property from Galenea Corp.

Selling, general and administrative expenses increased $1.4 million to approximately $5.1 million for the current quarter compared to the prior year quarter and increased $2.3 million to $9.4 million for the six months ended June 30, 2007 from the prior year period, primarily due to increases in patent and legal costs necessary to support our business model as well as our growth.

We ended the second quarter of 2007 with approximately $70.4 million in cash, cash equivalents and investments compared to $51.0 million at December 31, 2006, including $2.2 million in restricted cash at each date. The increase in our cash balance was driven by the January 2007 offering of common stock which raised net proceeds of approximately $40.9 million.

Recent Corporate Highlights

•	Achieved positive non-clinical study results for our siRNA program for treatment of influenza

•	Awarded patents relating to PYY Nasal Spray for obesity and PTH Nasal Spray for osteoporosis

•	Completed additional Phase 1 pharmacokinetic study for Carbetocin Nasal Spray to treat autism symptoms

•	Received $2 million milestone for issuance of a Nascobal® Nasal Spray patent

Conference Call and Webcast Information

Management will host a conference call to review our financial results for the period ended June 30, 2007 and recent business developments. The call is scheduled for today, August 8, 2007, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (866) 203-3206 and international callers should dial (617) 213-8848. The access code for the live conference call is 61791887. To access the 24-hour telephone replay, U.S. residents should dial (888) 286-8010 and international callers should dial (617) 801-6888. The access code for the replay is 95003056.

Alternatively, log on to http://www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contacts:

Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Russo Partners, LLC
Matthew Haines (Investors/Media)
(212) 845-4235

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
	(Unaudited)
Revenue
License and research fees	$11,238	$4,733	$17,537	$9,405
Government grants	—	102	—	202
Product revenue	173	25	592	245

Total revenue	11,411	4,860	18,129	9,852

Operating expenses:
Cost of product revenue	62	9	301	68
Research and development	8,766	12,764	20,567	25,638
Selling, general and administrative	3,736	5,115	7,082	9,400

Total operating expenses	12,564	17,888	27,950	35,106

Loss from operations	(1,153)	(13,028)	(9,821)	(25,254)
Other income (expense):
Interest income	718	948	1,356	1,905
Interest and other expense	(125)	(287)	(233)	(558)

Loss before cumulative effect of change in accounting principle	(560)	(12,367)	(8,698)	(23,907)
Cumulative effect of change in accounting principle	—	—	291	—

Net Loss	$(560)	$(12,367)	$(8,407)	$(23,907)

Basic and diluted net loss per share:
Prior to cumulative effect of change in accounting principle	$(0.03)	$(0.50)	$(0.41)	$(0.97)
Cumulative effect of change in accounting principle	—	—	0.01	—

Net loss per common share — basic and diluted	$(0.03)	$(0.50)	$(0.40)	$(0.97)

Shares used in computing net loss per share - basic and diluted	21,238	24,910	20,965	24,730

	December 31,	June 30,
Selected Balance Sheet Data (In Thousands)	2006	2007
		(Unaudited)
Cash, cash equivalents and investments (includes restricted cash of approximately $2,155)	$50,993	$70,379
Accounts receivable, net	2,798	360
Property and equipment, inventories and other assets	20,041	20,917
Total assets	73,832	91,656
Working capital	42,833	58,322
Accumulated deficit	(142,493)	(166,400)
Stockholders’ equity	43,336	63,401